EMPLOYMENT AGREEMENT


          AGREEMENT made as of July 1, 1995 by and between THE INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as "Interpublic"), and EUGENE P. BEARD (hereinafter referred to as "Executive").
          In consideration of the mutual promises set forth herein the parties hereto agree as follows:
                           ARTICLE I
                      TERM OF EMPLOYMENT
          1.01 Upon the terms and subject to the conditions set forth herein, Interpublic or one of its subsidiaries will employ Executive for the period beginning July 1, 1995 and ending on December 31, 1997, or on such earlier date as the employment of Executive shall terminate pursuant to Article V or Article VI. (The period during which Executive is employed hereunder is referred to herein as the "term of employment" and Interpublic or whichever of its subsidiaries shall from time to time employ Executive pursuant to this Agreement is referred to herein as the
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 "Corporation").  Executive will serve the Corporation during the term of employment. Executive shall have the option, to request a change in employment status commencing July 1, 1997 and, if agreed to by the Corporation, the compensation, terms and duration of the new employment status will be mutually agreed to by Executive and the Corporation.

                           ARTICLE II
                             DUTIES
          2.01  During the term of employment Executive will:
           (i)      use his best efforts to promote the
interests of the Corporation and devote his full time and efforts to its business and affairs;
           (ii) perform such duties as the Corporation may from time to time assign to him including the identification of his successor which is acceptable to Executive and the Chief Executive Officer and approved by the Corporation's Board of Directors.
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           (iii)    serve in such offices of the Corporation or
its subsidiaries as he may be elected or appointed to which, so long as he remains a full time employee, shall not be less than Executive Vice President-Finance and Operations and Chief Financial Officer, or such greater title such as he may be elected to prior to or during the term of this Agreement.
          (iv)      be proposed as a member of the Corporation's
Board of Directors.

                           ARTICLE III
                           COMPENSATION
          3.01 The Corporation will compensate Executive for the duties performed by him hereunder, including all services rendered as an officer or director of the Corporation, by payment of a salary at the rate of $150,000 per annum, payable in equal installments, which the Corporation may pay at either monthly or semi-monthly intervals, and by payment of the additional compensation specified in Section 3.02.
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          3.02  Subject to the provisions of the second sentence
of this Section 3.02, and for as long as Executive remains a full time employee, the Corporation will further compensate Executive for the duties specified in Section 2.01 by payment, at the times and in the manner specified in Section 3.03, of a sum ("Deferred Compensation") computed at the rate of $600,000 per annum for each full year and a proportionate amount for any part year during which Executive actually performs such duties (as well as for any period during which Executive is receiving payments pursuant to subdivision (ii) of Section 6.01). Payment of Deferred Compensation shall be contingent on full performance by Executive of all his obligations under Articles I, II and VII.
          3.03  The aggregate compensation payable under Section
3.02 shall be paid in 60 equal monthly installments commencing with the month following the month in which Executive's employment terminates for any reason, except that sums equivalent to interest credited during such period of 60 months shall be paid with the installment or installments payable after the date of such crediting.
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          3.04  If Executive dies while employed by the
Corporation or while receiving payments in accordance with the provisions of subdivision (ii) of Section 6.01, any amount payable in accordance with the provisions of Section 3.03 shall be paid to the Executor of the Will or the Administrator of the Estate of Executive in one lump sum.
          3.05 It is understood that none of the payments made in accordance with Sections 3.02 and 3.03 shall be considered for purposes of determining benefits under the Interpublic Retirement Account Plan (formerly, the Interpublic Pension Plan).
          3.06 The Corporation may at any time increase the compensation paid to Executive hereunder if the Corporation in its discretion shall deem it advisable so to do in order to compensate him fairly for services rendered to the Corporation.

                           ARTICLE IV
                             BONUSES
          4.01 Executive will be eligible during the term of employment to participate in the Management Incentive
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Compensation Plan ("MICP" or the "Plan") in accordance with the terms and conditions of the Plan established from time to time, and appropriate for an executive holding such a position..

                         ARTICLE V
                        TERMINATION
          5.01  Interpublic may terminate the employment of
Executive hereunder:
           (i) by giving Executive notice in writing at any time specifying a termination date not less than twelve months after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice, or
           (ii) by giving him notice in writing at any time specifying a termination date less than twelve months after the date on which such notice is given. In this event his employment hereunder shall terminate on the date specified in such notice and the Corporation shall thereafter pay him a sum equal to the amount by which twelve months' salary, at his then current rate
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exceeds the salary paid to him for the period from the date on which such notice is given to the termination date specified in such notice. Such payment shall be made during the period immediately following the termination date specified in such notice, in successive equal monthly installments each of which shall be equal to one month's salary at the rate in effect at the time of such termination, with any residue in respect of a period less than one month to be paid together with the last installment.
           (iii) However, with respect to any payments of salary due to Executive after notice of termination shall have been given pursuant to Sub-section 6.01 (i), should Executive commence other employment during the period when payments thereunder are being made, said payments shall cease forthwith. Moreover, with respect to any payments of salary or salary equivalents to Executive after notice of termination shall have been given pursuant to Sub-section 6.01 (ii), should Executive commence other employment prior to the last payment due under that Sub-section, no further payments shall be made to Executive.
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          5.02  Executive may at any time give notice in writing
to the Corporation specifying a termination date not less than twelve months after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice.
          5.03 If the employment of Executive hereunder is terminated pursuant to this Article V by either the Corporation or Executive, Executive shall continue to perform his duties hereunder until the termination date at his salary in effect on the date that notice of such termination is given.
          5.04 If Executive dies before December 31, 1997, his employment hereunder shall terminate on the date of his death.

                            ARTICLE VI
                             COVENANTS
          6.01 While Executive is employed hereunder by the Corporation he shall not without the prior written consent of the Corporation engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however,
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that he may continue to own or may hereafter acquire any
securities of any class of any publicly-owned company, and further provided that he may continue his business activities with the Westport Asset Fund and with his current outside directorship, National Westminster Bancorp, Inc; 59 Wall Street Fund, Inc.; All American Communications, Inc.; and Micrografx, Inc.. Executive shall be entitled to accept other outside directorships as long as they are not with enterprises which are competitive with the Corporation's business.
          6.02 Executive shall treat as confidential and keep secret the affairs of the Corporation and shall not at any time during the term of employment or thereafter, without the prior written consent of the Corporation, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Corporation and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Corporation or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder.
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          6.03  If Executive violates any provision of Section
6.01 or Section 6.02, the Corporation may, notwithstanding the provisions of Section 5.01, terminate the employment of Executive at any time by giving him notice in writing specifying a termination date. In such event, his employment hereunder shall terminate on the date specified in such notice.
          6.04 All records, papers and documents kept or made by Executive relating to the business of the Corporation or its subsidiaries or affiliates or their clients shall be and remain the property of the Corporation.
          6.05 All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of the Corporation or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of the Corporation, and Executive will assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the
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Corporation, without further compensation, upon notice to him from the Corporation.
          6.06 Following the termination of Executive's employment hereunder or otherwise for any reason, Executive shall not for a period of twenty-four months from such termination either (a) solicit any employee of the Corporation or Interpublic to leave such employ to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or (b) solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the advertising, public relations, sales promotion or market research business of any advertiser which is a client of the Corporation at the time of such termination. However, if any of the provisions of this Agreement are materially breached by the Corporation, or if Executive does not receive all of the compensation to which he is entitled hereunder, Executive will not be bound by the provisions of this Section 6.06.
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                           ARTICLE VII
                            ASSIGNMENT
          7.01 This Agreement shall be binding upon and enure to the benefit of the successors and assigns of the Corporation. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

                          ARTICLE VIII
                           ARBITRATION
          8.01 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive's employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules
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of the American Arbitration Association and Section 11.01 hereof, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to the Corporation. The prevailing party in any such arbitration shall be entitled to receive attorney's fees and costs.

                           ARTICLE IX
                        AGREEMENT ENTIRE
          9.01  This Agreement constitutes the entire
understanding between Interpublic and Executive concerning his employment by Interpublic or any of its affiliates or subsidiaries and supersedes any and all previous agreements between Executive and Interpublic or any of its affiliates or subsidiaries concerning such employment. This Agreement may not be changed orally.
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                            ARTICLE X
                          APPLICABLE LAW
     10.01 The Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                   THE INTERPUBLIC GROUP OF
                                   COMPANIES, INC.

                                   By:PHILIP H. GEIER, JR.
                                      PHILIP H. GEIER, JR.


                                   EUGENE P. BEARD
                                   EUGENE P. BEARD
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